Exhibit 99.1

Media Contact:	July 10, 2017
Casey Lassiter, 205 447-6410
casey.lassiter@healthsouth.com

Investor Relations Contact:
Crissy Carlisle, 205 970-5860
crissy.carlisle@healthsouth.com
HealthSouth Corporation Announces Planned Name Change to Encompass Health Corporation

•	Corporate name change and ticker symbol change to be effective January 2, 2018

•	Both business segments to transition to Encompass Health branding

•	Rebranding initiative reinforces the Company’s strategic position as an integrated provider of inpatient and home-based care

BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE: HLS), the nation’s leading owner and operator of inpatient rehabilitation hospitals and a leader in home-based care, today announced it will change its name to Encompass Health Corporation, effective January 2, 2018. The corporate name change will be accompanied by a NYSE ticker symbol change, from “HLS” to “EHC.” Beginning in the first quarter of 2018, both business segments will begin transitioning to the Encompass Health name.
“This name change and rebranding initiative reflect our expanding national footprint and the strategy we are pursuing to deliver high-quality, cost-effective care across the post-acute continuum,” said HealthSouth President and Chief Executive Officer Mark Tarr. “The name Encompass Health signals our commitment to creating a seamless system where high-quality care is coordinated by clinical teams across the inpatient and home settings. As Encompass Health, we will honor the legacy of our foundational businesses, HealthSouth Corporation and Encompass Home Health & Hospice, while continuing to advance our position as the leading provider of integrated post-acute care solutions in a rapidly changing healthcare environment.”

As Encompass Health, the Company will continue its commitment to delivering healthcare that creates superior patient outcomes and best-in-class solutions for healthcare systems and payors. The Company is uniquely positioned to coordinate patients’ care across the healthcare continuum by leveraging its clinical and operational expertise and its advanced information technology to serve as a value-added partner to acute care hospitals, physicians and payors.
The rollout of the Encompass Health brand will include changing the name and logo across signage and other branded assets for the Company’s hospitals and agencies, as well as corporate resources such as its website. The rollout is expected to be completed by the end of 2019. During this time, the Company will work collaboratively with its joint venture partners to determine the timing and nature of name and logo updates for jointly-owned assets. The Company is committed to remaining headquartered in Birmingham, Alabama, where it is scheduled to open its new home office in early 2018.
The total rebranding investment is estimated to be approximately $25 million to $30 million, to be incurred between 2017 and 2019. Approximately $7 million to $10 million is expected to be incurred in 2017, of which $6 million to $8 million will be operating expenses and $1 million to $2 million will be capital expenditures. Only $1 million of this investment is included in previously provided full-year 2017 guidance which will be updated in conjunction with the Company’s second quarter earnings release scheduled for July 31, 2017.
Mark Tarr commented further: “The decision to rebrand as Encompass Health is the result of a yearlong, research-intensive process and is intended to raise awareness of our Company’s strategy and value proposition with all key constituencies. Throughout this process, we have worked closely with Prophet, a leading brand-driven growth consulting firm.”
The Company will host an investor conference call at 9:00 a.m. Eastern Time on Tuesday,
July 11, 2017 to discuss this announcement. For reference during the call, the Company will post certain supplemental information at http://investor.healthsouth.com.
The conference call may be accessed by dialing 877 587-6761 and giving the pass code 47033694. International callers should dial 706 679-1635 and give the same pass code. Please call approximately ten minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at http://investor.healthsouth.com by clicking on an available link.
An online replay of the conference call will be available after the live broadcast at http://investor.healthsouth.com.
About HealthSouth
HealthSouth is one of the nation’s largest providers of post-acute healthcare services, offering both facility-based and home-based post-acute services in 36 states and Puerto Rico through its network of inpatient rehabilitation hospitals, home health agencies and hospice agencies. HealthSouth can be found on the Web at www.healthsouth.com.

Forward-Looking Statements
Statements contained in this press release which are not historical facts, such as the timing, costs, and impacts of the rebranding initiative, are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, HealthSouth's business strategy, its future financial performance, its projected business results or model, and the expected investment in the rebranding initiative. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, legal challenges or obstacles to the registration or use of the new name; any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought by or against HealthSouth; the impact of the rebranding initiative on patient admissions, referral source relationships and HealthSouth’s stock price; the ability to successfully integrate acquisitions; changes in the regulation of the healthcare industry broadly or the inpatient rehabilitation, home health and hospice areas specifically at either or both of the federal and state levels; competitive pressures in the healthcare industry broadly or the inpatient rehabilitation, home health and hospice areas specifically and HealthSouth’s response thereto; the ability to maintain proper local, state and federal licensing where the company does business; potential disruptions, breaches, or other incidents affecting the proper operation, availability, or security of HealthSouth’s information systems, including the unauthorized access to or theft of patient or other sensitive information; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; general conditions in the economy and capital markets; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth's Form 10‑K for the year ended December 31, 2016 and Form 10-Q for the quarter ended March 31, 2017.